Exhibit 99.1
Brightpoint Announces $50 Million Share Repurchase Program
INDIANAPOLIS, Ind.—July 28, 2009—Brightpoint, Inc. (NASDAQGS:CELL) today announced that the Company’s board of directors approved the repurchase of up to $50 million of its common shares. The program is effective immediately and will expire on July 31, 2011. Repurchases may be made from time to time through open market or privately negotiated transactions or otherwise. This is the only share repurchase program in place currently. The Company currently believes that it will have sufficient liquidity to complete the repurchase program.
About Brightpoint, Inc.
Brightpoint, Inc. (NASDAQGS:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2008, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, e-Business solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,800 employees in more than 25 countries. In 2008 Brightpoint generated revenue of $4.6 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including, but not limited to, statements regarding it having sufficient liquidity to complete the share repurchase program. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.
Contact
Brightpoint, Inc.
Anurag Gupta
317-707-2355
Anurag.gupta@brightpoint.com